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                               CONSENT OF COUNSEL

         We hereby consent (i) to the use of our name and the references to our firm under the caption "Counsel" in the Statement of Additional Information that is included in Post-Effective Amendment No. 27, to the Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, of Galaxy Fund II and (ii) to the use and incorporation by reference in said Post-Effective Amendment No. 27 of our firm's opinion of counsel filed as Exhibit 10 to Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, of Galaxy Fund II.

                                            /s/ Drinker Biddle & Reath LLP
Philadelphia, Pennsylvania                  ------------------------------
May 31, 2000                                   DRINKER BIDDLE & REATH LLP